EXHIBIT 23.1

CONSENT OF INDIPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated June 28, 2004 relating to the financial statements of Capital Resource Funding, Inc. in the Registration Statement on Form SB-2/A dated January 21, 2005, and Prospectus, and to the reference to our firm as 'Experts in Accounting'.

/s/ Tracy J. Anderson
Tracy J. Anderson
Huntersville, North Carolina
January 21, 2005